January 17, 2006

Press Release

China Energy Savings Appoints New Chairman and Chief Executive Officer

China Energy Savings Technology, Inc. (Nasdaq: CESV), a leading provider of energy saving products in China, announced today that Sun Li has resigned as Director to pursue his own business and personal interests and that the position has been filled by Kwun Luen Siu, effective immediately. Sun Li remains the largest shareholder of the Company after leaving the Board.

Mr Siu is referred by Sun Li and reviewed by the Board of Directors of the Company before he was appointed. Commenting on the change in management, the Board is pleased to have Mr Siu assume the role as Chairman and Chief Executive Officer, who has an impressive and successful background in the financial sector having served as the Responsible Director of Forex, Futures and Securities under Securities and Futures Commission of Hong Kong, the Chairman of Supervisory Committee of the Chinese Gold and Silver Exchange Society of Hong Kong, and Managing Director of Dashin Group in Hong Kong. The Board further believes that Mr Siu will bring extensive financial expertise to the Company, which is key to the future growth of the Company. Mr Siu also has a higher proficiency of English than Sun Li.

Prior to joining the board, Mr Siu introduced an investment financial group to the Company to underwrite up to $50 million to fund the development of their new alternative energy technologies, new markets and potential acquisitions. For more information of this transaction, please refer to another piece of company news of today.

The Board thanks Sun Li for his contribution during his tenure and wishes him every success in his own business.

About China Energy Savings Technology

China Energy Savings Technology, Inc., through its ownership interest in Starway Management Limited engages in the development, manufacture, sale, and distribution of energy-saving products for use in commercial and industrial settings in the People's Republic of China. According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002, Shenzhen Academy of Metrology & Quality Inspection issued in December 2002 and approved by the State Quality Supervision Inspection Department, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops, small arcades, offices and households through the sale of equipment, and the large- scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.